UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

       Certification and Notice of Termination of Registration under
          Section 12(g) of the Securities Exchange Act of 1934 or
       Suspension of Duty to File Reports Under Sections 13 and 15(d)
                   of the Securities Exchange Act of 1934

                                        Commission File Number: 1-8325
                                                                ------

                               MYR Group Inc.
             -------------------------------------------------
           (Exact name of registrant as specified in its charter)

        1701 W. Golf Road, Rolling Meadows, IL 60008 (847) 290-1891
       --------------------------------------------------------------
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       Common Stock, $0.01 par value
             -------------------------------------------------
          (Title of each class of securities covered by this Form)

                                    None
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        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)        |X|       Rule 12h-3(b)(1)(ii)       |_|
       Rule 12g-4(a)(1)(ii)       |_|       Rule 12h-3(b)(2)(i)        |_|
       Rule 12g-4(a)(2)(i)        |_|       Rule 12h-3(b)(2)(ii)       |_|
       Rule 12g-4(a)(2)(ii)       |_|       Rule 15d-6                 |_|
       Rule 12h-3(b)(1)(i)        |X|

Approximate number of holders of record as of the certification or
notice date:   1
             ------

          Pursuant to the requirements of the Securities Exchange Act of 1934, MYR Group Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                     MYR GROUP INC.


DATE:  April 27, 2000                By: /s/ Byron D. Nelson
                                        --------------------------------
                                        Name:  Byron D. Nelson
                                        Title: Senior Vice President,
                                               General Counsel and
                                               Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.